Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524

www.cohenfund.com

440.835.8500
440.835.1093 *fax*

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 27, 2009 on the financial statements of the Crawford Dividend Growth Fund, a series of the Unified Series Trust, as of December 31, 2008 and for the periods indicated therein and to the references to our firm in the prospectuses and the Statement of Additional Information in this Post-Effective Amendment to the Crawford Dividend Growth Fund's Registration Statement on Form N-1A.

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 30, 2009